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                                                                   Exhibit 2.6


                           PARENT AFFILIATE AGREEMENT

     This Affiliate Agreement (this "AGREEMENT") is dated as of March 1, 1998, by and between SIEBEL SYSTEMS, INC., a Delaware corporation ("PARENT"), SCOPUS TECHNOLOGY, INC., a California corporation ("Company") and __________ ("AFFILIATE").

     WHEREAS, Affiliate is a shareholder and an officer and director of Parent.

     WHEREAS, Parent, Syracuse Acquisition Sub, Inc., a California corporation and a wholly-owned subsidiary of Parent ("MERGER SUB"), and Company have entered into an Agreement and Plan of Merger and Reorganization dated as of March 1, 1998 (the "MERGER AGREEMENT"), providing for the merger of Merger Sub with and into the Company (the "MERGER"). The Merger Agreement contemplates that, upon consummation of the Merger, (i) the holders of the common stock of the Company ("COMPANY COMMON STOCK") will receive shares of common stock of Parent ("PARENT COMMON STOCK") in exchange for their shares of Company Common Stock and (ii) the Company will become a wholly-owned subsidiary of Parent.

     WHEREAS, it is a condition to the consummation of the Merger pursuant to the Merger Agreement that the independent accounting firms that audit the annual financial statements of Parent and the Company will have delivered the written concurrences with the conclusions of management of Parent and the Company to the effect that the Merger will be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16.

     NOW, THEREFORE, intending to be legally bound, in order to induce the Company and Parent to consummate the transactions contemplated by the Merger Agreement, and for other valuable consideration, the receipt and sufficiently of which are hereby acknowledged by Affiliate, Affiliate hereby covenants and agrees as follows:

     SECTION 1. REPRESENTATIONS AND WARRANTIES. Affiliate represents and warrants to Parent as follows:

          (a) Affiliate is the holder and "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of the number of shares of the Parent Common Stock set forth under Affiliate's signature below (the "PARENT SHARES"), and Affiliate has good and valid title to the Parent Shares, free and clear of any liens, pledges, security interests, adverse claims, equities, options, proxies, charges, encumbrances or restrictions of any nature.

          (b) Affiliate has carefully read this Agreement, and has discussed with Affiliate's own independent counsel to the extent Affiliate felt necessary the limitations imposed on Affiliate's ability to sell, transfer or otherwise dispose of the shares of Parent Common Stock. Affiliate fully understands the limitations this Agreement places upon Affiliate's ability to sell, transfer or otherwise dispose of the Parent Shares.

                                       1.
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          (c) Affiliate understands that the representations, warranties and covenants set forth herein will be relied upon by Parent, the Company, and their respective affiliates, counsel and accounting firms for purposes of determining Parent's eligibility to account for the Merger as a "pooling of interests," and that substantial losses and damages may be incurred by these persons if Affiliate's representations, warranties or covenants are breached.

     SECTION 2. COVENANTS RELATED TO POOLING OF INTERESTS. In accordance with SEC Staff Accounting Bulletin No. 65 ("SAB 65"), during the period contemplated by SAB 65, until the earlier of (i) Parent's public announcement of financial results covering at least 30 days of combined operations of Parent and the Company or (ii) the Merger Agreement is terminated in accordance with its terms, Affiliate will not sell, exchange, transfer, pledge, distribute or otherwise dispose of or grant any option, establish any "short" or put-equivalent position with respect to or enter into any similar transaction (through derivatives or otherwise) intended or having the effect, directly or indirectly, to reduce its risk relative to any Parent Common Stock. Parent may, at its discretion, place a stock transfer notice consistent with the restrictions referred to in this
Section 2 with its transfer agent with respect to such certificates, provided such restrictive legend shall be removed and/or notice shall be countermanded promptly upon expiration of the necessity therefor at the request of Affiliate.

     SECTION 3. PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in this Agreement, Affiliate may (i) transfer Affiliate's pro rata portion (of the total number of shares available under the "de minimis" exception referred to in this clause (i) to all affiliates of Parent and Company) of the "de minimis" amount of Company Common Stock and Parent Common Stock available for sale in accordance with SEC Staff Accounting Bulletin No. 76 (the "DE MINIMIS POOL") contingent upon confirmation by legal counsel for Parent and independent auditors for Parent and the Company as to whether such transfer qualifies as within Affiliate's pro rata portion of the De Minimis Pool and (ii) may (with the written consent of Parent, not to be unreasonably withheld): (A) transfer shares of Parent Common Stock in payment of the exercise price of options to purchase Parent Common Stock; (B) transfer shares of Parent Common Stock to any organization qualified under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, so long as such organization has traditionally been supported by contributions from the general public (as opposed to being supported largely by a specific donor); and (C) transfer shares of Parent Common Stock to a trust established for the benefit of Affiliate and/or for the benefit of one or more members of Affiliate's family, or make a bona fide gift of Parent Common Stock to one or more members of Affiliate's family, provided that in the case of a transfer or gift pursuant to this clause (B) or (C), a transferee of such shares agrees to be bound by the limitations set forth in this Agreement.

     SECTION 4. SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Affiliate agrees that, in the event of any breach or threatened breach by Affiliate of any covenant or obligation contained in this Agreement, each of Parent and the Company shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order

                                       2.
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of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

     SECTION 5. INDEPENDENCE OF OBLIGATIONS. The covenants and obligations of Affiliate set forth in this Affiliate Agreement shall be construed as independent of any other agreement or arrangement between Affiliate, on the one hand, and Parent or the Company , on the other. The existence of any claim or cause of action by Affiliate against Parent or the Company shall not constitute a defense to the enforcement of any of such covenants or obligations against Affiliate.

     SECTION 6. NOTICES. Any notice or other communication required or permitted to be delivered under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile confirmation) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

          IF TO PARENT:          SIEBEL SYSTEMS, INC.
                                 1885 South Grant Street
                                 San Mateo, CA  94402
                                 Attn:  Vice President Legal Affairs
                                 Fax:  (650) 295-5116

          WITH A COPY TO:        COOLEY GODWARD LLP
                                 3000 Sand Hill Road
                                 Building 3, Suite 230
                                 Menlo Park, CA  94025
                                 Attn:  Eric C. Jensen, Esq.

          IF TO THE COMPANY:     SCOPUS TECHNOLOGY, INC.
                                 1900 Powell Street
                                 Emeryville, CA 94608
                                 Attn: Chief Financial Officer
                                 Fax:  (510) 597-5964

          WITH A COPY TO:        WILSON, SONSINI GOODRICH & ROSATI
                                 650 Page Mill Road
                                 Palo Alto, CA 94304
                                 Attn:  Howard S. Zeprun, Esq.
                                 (650) 493-6811

          IF TO AFFILIATE:

          at the address or facsimile phone number set forth below Affiliate's signature on the signature page hereof.

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     SECTION 7.  SEVERABILITY. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

     SECTION 8. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of California (without giving effect to principles of conflicts of laws).

     SECTION 9. WAIVER. No failure on the part of Parent or the Company to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent or the Company in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent nor the Company shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of the party to be charged; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     SECTION 10. CAPTIONS. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     SECTION 11. FURTHER ASSURANCES. Affiliate shall execute and/or cause to be delivered to Parent and the Company such instruments and other documents and shall take such other actions as Parent or the Company may reasonably request to effectuate the intent and purposes of this Agreement.

     SECTION 12. ENTIRE AGREEMENT. This Agreement, the Merger Agreement and any Voting Agreement between Affiliate and the Company constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

     SECTION 13. NON-EXCLUSIVITY. The rights and remedies of Parent and the Company hereunder are not exclusive of or limited by any other rights or remedies which Parent or the Company may have, whether at law, in equity, by contract or otherwise, all of which shall be

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cumulative (and not alternative).  Nothing in this Agreement shall limit any of
Affiliate's obligations, or the rights or remedies of Parent or the Company under any Voting Agreement between Company, Parent and Affiliate and nothing in such Voting Agreement shall limit any of Affiliate's obligations, or any of the rights or remedies of Parent or the Company, under this Agreement.

     SECTION 14. AMENDMENTS. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Company and Affiliate.

     SECTION 15. BINDING NATURE. This Agreement will be binding upon Affiliate and Affiliate's representatives, executors, administrators, estate, heirs, successors and assigns, and shall inure to the benefit of Parent, the Company and their respective and its successors and assigns.

     SECTION 16. ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of this Agreement is brought against Affiliate, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     SECTION 17. ASSIGNMENT. This Agreement and all obligations of Affiliate hereunder are personal to Affiliate and may not be transferred or delegated by Affiliate at any time. Parent or the Company may freely assign any or all of its rights under this Affiliate Agreement in whole or in part, to any other person or entity without obtaining the consent or approval of Affiliate.

     SECTION 18. SURVIVAL. Each of the representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the Merger.

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The undersigned have executed this Agreement as of the date first set forth above.


                                    SIEBEL SYSTEMS, INC.

                                    By:________________________________________

                                    Title:_____________________________________



                                    AFFILIATE:


                                    Address:___________________________________
                                    ___________________________________________
                                    ___________________________________________

                                    Facsimile:_________________________________


                                    SIEBEL SYSTEMS, INC.
                                    STOCK BENEFICIALLY OWNED BY AFFILIATE AS OF
                                    JANUARY 31, 1998:


                                    __________ shares of Common Stock

                                    __________ shares of Common Stock issuable upon exercise of outstanding options


                                    SCOPUS TECHNOLOGY, INC.

                                    By:________________________________________

                                    Title:_____________________________________

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